EXHIBIT 11

                 Statement re Computation of Per Share Earnings
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
                                                                                      November 30,

                                                                                  1996                     1995
                                                                                  ----                     ----

Fully Diluted:
  Average Shares Outstanding Disregarding Dilutive
    Convertible Preferred Stock                                                 7,991,997                 7,966,186

  Assuming Conversion at beginning of Year of:
     $10 Convertible Preferred Stock                                            1,000,000                     ---
     10% Convertible Preferred Stock                                               57,600                    57,600
      8% Convertible Preferred Stock                                              103,333                   103,333
     12% Convertible Preferred Stock                                               95,238                    95,238
                                                                               -----------                -----------
  Shares Outstanding                                                            9,248,168                 8,222,357
                                                                               ===========                ===========

Income (Loss)                                                                 $(3,881,428)              $(1,754,013)

     Adjustments to income (loss) relating to preferred                          (262,880)                  (57,360)
     stock (preferred dividends and imputed discount on
     $10 Convertible Preferred Stock)
                                                                              ------------               -------------
     Net income (loss) available to common stockholders                       $(4,144,308)               $(1,811,373)
     for fully diluted calculations
                                                                              ============               =============

Per Share Amount:  Net Loss                                                        $(0.45)                   $ (0.22)
                                                                              ============               ============
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This calculation is submitted in accordance with Securities Exchange Act of 1934
Release  No.  9083  although  it is contrary to para 48 of APB No. 15 because it produced an antidilutive result.



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